FORM OF AMENDMENT TO THE AMENDED PRIMARY CLASS
DISTRIBUTION PLAN OF
LEGG MASON TAX-FREE INCOME FUND:
LEGG MASON MARYLAND TAX-FREE INCOME TRUST

WHEREAS, Legg Mason Tax-Free Income Fund (the “Trust”) has adopted an Amended Distribution Plan effective February 7, 1996 on behalf of the Primary Class shares of its series known as Legg Mason Maryland Tax-Free Income Trust (the “Fund”, and the Amended Distribution Plan, the “Plan”);

WHEREAS, the Trust’s Board of Trustees (the “Board”) has approved reducing the service fees paid by the Fund under the Plan from 0.25% to 0.15%; and

WHEREAS, the Board has determined to re-designate the Fund’s “Primary” share class as “Class A” shares;

NOW, THEREFORE, in accordance with the foregoing, all references to “Primary Class” shares in the Plan are hereby replaced with a corresponding reference to “Class A” shares. Except as expressly set forth above, nothing herein shall be construed as amending the terms of the Plan in any other respect.

IN WITNESS THEREOF, the Trust has executed this Amendment to the Plan as of the day and year set forth below:

Date: February _, 2009

ATTEST:		LEGG MASON TAX-FREE INCOME FUND

By:		By:
	Richard M. Wachterman	Gregory T. Merz
	Secretary	Vice President and Chief Legal Officer

Agreed and assented by:

LEGG MASON INVESTOR SERVICES, LLC

By:
Name:
Title: